EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS PRELIMINARY FIRST QUARTER RESULTS

Results Improve on Sequential Quarter Shipment and Revenue Growth

Net Income Expected To Be Modestly Above Breakeven

Hutchinson, Minn., Jan. 11, 2010 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported preliminary results for its fiscal 2010 first quarter ended December 27, 2009.

Net sales for the quarter totaled $108.3 million, compared with $103.2 million in the preceding quarter and $119.7 million in its fiscal 2009 first quarter.  Gross profit increased sequentially to approximately $20 million, or 19 percent of net sales, due primarily to the increase in net sales.  In the preceding quarter, gross profit totaled $17.5 million, or 17 percent of net sales.

Net income for the fiscal 2010 first quarter is expected to be modestly above breakeven.  Net income will include a non-cash interest expense estimated at $2.1 million due to the company’s adoption of Financial Accounting Standards Board guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).  As the company previously disclosed, the adoption of this guidance is expected to result in non-cash interest expense of approximately $8.5 million in fiscal 2010.  Net income for the fiscal 2010 first quarter is also expected to include a non-recurring income tax benefit estimated at approximately $2 million, primarily due to a recent change in U.S. tax law that enabled the company to carry back some of its net operating losses to prior years and apply for a refund of taxes paid in those years.

The company shipped approximately 155 million suspension assemblies in the fiscal 2010 first quarter, up 7 percent from 145 million in the preceding quarter and about flat with the fiscal 2009 first quarter.  Average selling price in the fiscal 2010 first quarter was 68 cents, compared with 70 cents in the preceding quarter and 76 cents in the fiscal 2009 first quarter.  The decline in fiscal 2010 first quarter average selling price was a result of a competitive pricing environment and the mix of products shipped.

The company’s shipments of TSA+ suspension assemblies increased approximately 36 percent from 18 million in the preceding quarter to 25 million in the fiscal 2010 first quarter.  The higher volume enabled the company to reduce its TSA+ cost per part by approximately 16 percent in the fiscal 2010 first quarter compared with the preceding quarter.  However, the company estimates that the TSA+ cost burden increased to $7.4 million in the fiscal 2010 first quarter from $7.1 million in the preceding quarter due to lower than expected TSA+ yields.  The company reiterated that continued growth in TSA+ suspension assembly volume, combined with improvements in manufacturing yields and efficiencies, is expected to ultimately result in a cost advantage for TSA+ flexures over current TSA flexures.

Net sales for the company’s BioMeasurement Division totaled $508,000 in the fiscal 2010 first quarter, compared with $624,000 in the preceding quarter and $265,000 in the fiscal 2009 first quarter.  The division’s operating loss for the fiscal 2010 first quarter is estimated to be approximately $4.9 million, compared to $4.9 million in the preceding quarter and $6.6 million in the fiscal 2009 first quarter.

Cash and investments totaled $242 million at the end of the fiscal 2010 first quarter, up $15 million from the end of the preceding quarter.  During the quarter, the company repurchased $4.5 million par value of its Convertible Subordinated Notes due March 2010, leaving a balance due of $41.1 million.

The company said that it currently expects a sequential decline in suspension assembly shipments and net sales during its fiscal 2010 second quarter, which is typically a seasonally weaker quarter, but is prepared for demand fluctuations in either direction.

Hutchinson Technology Participating in Needham Growth Stock Conference

Hutchinson Technology is participating in the 12th Annual Needham Growth Stock Conference on Tuesday, January 12, 2010.  A webcast of the company’s presentation at 8:40 a.m. Eastern Time can be accessed on Hutchinson Technology’s web site at www.htch.com/investors.  A replay of the webcast will be available on the company’s website for approximately 90 days.

Fiscal 2010 First Quarter Results to be Reported on January 26, 2010

The company plans to report its fiscal 2010 first quarter results on Tuesday, January 26, 2010, after the close of the market.  A subsequent conference call for the investment community will take place at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) on the same day.

The call will be accessible live and on an archived basis on Hutchinson Technology’s web site at www.htch.com/investors.  The webcast also will be distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for the company's products, production costs, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:                                                                                                MEDIA CONTACT:
Chuck Ives                                                                                                                        Connie Pautz
Investor Relations                                                                                                           Corporate Communications
Hutchinson Technology Inc.                                                                                         Hutchinson Technology Inc.
320-587-1605                                                                                                                      320-587-1823

###